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Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

        This Management Services Agreement (this "Agreement") is made as of this 3rd day of November, 2003 (the "Effective Date") by, between and among PIERRE FABRE, INC. (to be known as PHYSICIANS FORMULA, INC.), a New York corporation having its address at 1055 West 8th Street, Azusa, California ("PFI"), RENE FURTERER INC., a New York corporation ("RF," and collectively with PFI, the "Parties"), and PIERRE FABRE DERMO-COSMETIQUE, S.A., a limited company organized under the laws of France with its head office at 45, Place Abel Gance, Boulogne (92100), France ("PFDC").

W I T N E S S E T H:

        WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), among PFDC, PFI, PFI Holdings Corp., a Delaware corporation ("Holdings Corp.") and PFI Acquisition Corp., a New York corporation, Holdings Corp. will acquire all of the beneficial ownership interests in PFI from PFDC;

        WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, PFI has offered to render various management and administrative services to RF in relation to RF activities in the Territory.

        NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, PFI, RF and PFDC hereby agree as follows:

ARTICLE I—DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        1.1   "Affiliate" means, with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than fifty percent (50%) of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used herein, "Control, " whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        1.2   "Approval" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Requirements of Law, Governmental authority, or contract to which a Party is a party.

        1.3   "Customer" means a person who actually uses or could potentially use any of the Products (as this term is defined hereafter).

        1.4   "Effective Date" means the date that PFI and the RF Parties shall have executed and delivered this Agreement.

        1.5   "Governmental Authority" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

        1.6   "Lien" means a mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise, including, without limitation, any lien for taxes), security interest, preference, participation interest, priority or security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any document under the Requirements of Law of any applicable jurisdiction to evidence any of the foregoing.

        1.7   "Products" means, initially, hair care and cosmetic products marketed and sold by RF in the Territory under the Trademarks (as this term is defined hereafter), listed on Attachment A, and thereafter any cosmetic products marketed and sold in the Territory under such brands as may be added under this Agreement from time to time by RF; provided that the ability to add such new products shall not materially expand the scope and quantity of services provided historically by PFI and shall not supercede or modify any restrictions applicable to RF under any other agreement between the Parties or under any other provision of this Agreement.

        1.8   "Quarterly Management Fee" means the quarterly management fee payable by RF to PFI pursuant to Article II.

        1.9   "Requirements of Law" means, collectively, any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now or hereinafter in effect.

        1.10 "RF Business" means the business conducted by RF that was conducted by PFI in relation to the Excluded Businesses (as defined in the Purchase Agreement) during the six-month period preceding the Effective Date.

        1.11 "Services" means the various management (general & administrative) services as listed and described in Attachment B, subject to Article II below.

        1.12 "Term" shall have the meaning ascribed to that term in Article III of this Agreement.

        1.13 "Territory" shall mean the United States of America, and, through December 31, 2003, Canada.

        1.14 "Trademarks" means the RF trademarks listed, identified or described on Attachment D.

ARTICLE II—CONSIDERATION

        2.1   In consideration of the Services, RF agrees to pay PFI management fees equal to $81,000 per calendar quarter (the "Quarterly Management Fee"), payable in advance of each such quarter and commencing on the Effective Date, prorated for any partial quarter.

        2.2   PFI shall invoice RF quarterly for all Quarterly Management Fees, and monthly for any other fees and expenses to be paid by RF pursuant to the terms of this Agreement, which invoice shall be paid within thirty (30) days of receipt.

        2.3   In consideration of payment of the Quarterly Management Fee, PFI will diligently provide the Services to RF in accordance with the quality, timeliness and standards specified in Attachment B attached hereto.

        2.4   The Services shall be provided with the assistance and support of all relevant electronic data systems of PFI, and shall be provided in accordance with the terms of Attachment B attached hereto. Notwithstanding the foregoing, PFI shall not be required to provide any such Services if PFI would be restricted from providing such services pursuant to any Requirements of Law or any third-party contracts in existence as of the Effective Date (unless RF obtained all necessary consents prior to the Effective Date).

        2.5   In the event of a material breach of this Agreement by PFI under the terms of this Agreement that continues for a period of thirty (30) days following the delivery of notice from RF pursuant to Section 3.2 below, then in such event, and without limiting its rights to terminate the Agreement pursuant to Section 3.2 below and without limitation of any other remedy available to it hereunder, RF shall have the right to outsource the function not properly performed by PFI and to setoff the cost thereof from the Quarterly Management Fees due hereunder. If RF elects to exercise such remedy, RF shall give PFI notice thereof, and shall thereafter provide PFI with copies of invoices for all such outsourced services.

        2.6   PFI's collection personnel shall promptly inform RF of any delinquent Customer accounts and coordinate its collection efforts with RF.

        2.7   PFI shall use commercially reasonable efforts at RF's expense (but only with respect to out-of-pocket fees and expenses) to collect outstanding accounts receivable in a manner consistent with past practices, provided that in no event shall PFI be required to commence any litigation to effect collection. Any decision to threaten or commence litigation shall be in RF's sole and absolute direction and control. PFI may not make any adjustment, concession, or settlement of any such accounts without the consent of RF.

        2.8   All accounts receivable arising out of the sale of Products, and all proceeds thereof, shall be the sole property of RF, and any amount collected by PFI shall promptly be deposited into bank accounts designated and maintained by RF. Such accounts receivable and all proceeds thereof shall be maintained free of all Liens resulting from any actions or omissions of, or asserted through, PFI.

        2.9   Notwithstanding any provision to the contrary, (a) any out-of-pocket costs incurred by PFI or its subsidiaries with respect to collections shall be borne by RF and (b) PFI shall not be required to undertake any collection or other actions on behalf of RF with respect to any customer of PFI or any of its Affiliates if there is any dispute between such customer and any of the RF, PFDC or their respective Affiliates.

        2.10 PFI shall keep adequate records and books of account in connection with the RF personnel and the Products (to the extent permitted pursuant to Requirements of Law) to the extent consistent with past practices of RF Business and not involving materially more time or expense to PFI than prior to the Effective Date; provided that PFI shall have no obligation to determine the appropriate amount of any proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts or otherwise.

        2.11 Any payment to be made by RF in accordance with Article II, shall be completed through wire-transfer to the following account, or any other account PFI may from time to time designate promptly upon receipt of the corresponding invoice pursuant to Section 2.1 above:

  Bank: Wells Fargo Bank
   Account Number: 412-7012144
   ABA Number: 121000248

        2.12 Notwithstanding anything to the contrary in this Agreement, PFI shall only be required to provide Services to the extent that (x) such Services have been provided by the Retained Businesses (as defined in the Purchase Agreement) to the RF Business and shall only be required to provide such Services with materially the same degree of quality and timeliness as had been conducted by the Retained Businesses during the six-month period preceding the date hereof, and (y) such Services would not involve additional time or cost than such Services required prior to the Effective Date (other than to the extent such additional time or cost would not have a sustained or material adverse effect on the operations of PFI, or to the extent such additional time or cost resulted from a material breach of the Agreement by PFI). Without limiting the foregoing, (1) PFI shall not have any obligation to make any modifications, improvements or enhancements to any of the Services or to any software, hardware, data, electronic devices or other systems utilized in connection with the provision of the Services, shall not be required to add additional inventory capacity or hire additional personnel and shall not be required to invest in additional equipment or facilities, and (2) PFI shall not be responsible for any regulatory matters relating to the Products.

ARTICLE III—TERM AND TERMINATION

        3.1   This Agreement shall commence on the Effective Date and shall remain in full force and effect during the twelve (12) full months following the Effective Date unless extended or terminated prior to such date pursuant to this Section (as extended or otherwise modified, the "Term"). The Term shall terminate automatically without notice at 11:59 P.M. on the last day of such 12th month, provided, however, that the Parties may extend the Term by mutual agreement.

        3.2   Either Party may terminate this Agreement for cause upon any material breach of this Agreement by the other Party, as provided in this Section 3.2. In the event of a material breach of this Agreement by either Party, the non-breaching Party shall deliver written notice to the allegedly defaulting Party specifying in detail the nature of such material breach. In the event such defaulting Party, as the case may be, fails to cure such material breach within thirty (30) days following the delivery of such notice if such breach is not solely caused by the non-payment of fees and expenses under this Agreement, or five (5) business days following the delivery of such notice if such breach results from the non-payment of any fees or expenses under this Agreement, the non-defaulting Party may immediately elect to terminate this Agreement. Additionally, either Party may terminate this Agreement immediately on written notice to the other Party upon the occurrence of any of the following:

    3.2.1    the insolvency of the other either of the Parties or of PFDC;

    3.2.2    the institution of any proceeding or arrangement by or against either of the Parties or PFDC Holdings, relating to or in the nature of a bankruptcy, insolvency or assignment for the benefit of creditors, which proceeding or arrangement is consented to by any such Party or PFDC (as applicable) or is not dismissed or discontinued within forty-five (45) days after the institution of such proceeding or arrangement; or

    3.2.3    the making of any assignment for the benefit of creditors or the appointment of a receiver of or for either of the Parties or PFDC, as the case may be, or of or for all or substantially all of the business, assets or properties of either of Parties or PFDC, as the case may be.

ARTICLE IV—CERTAIN COVENANTS AND OBLIGATIONS OF RF

        RF covenants and agrees with PFI as follows:

        4.1   RF shall possess at all times during the Term all permits and/or other Approvals that are required to observe, perform or abide by each of the covenants to be observed, performed or abided by RF under this Agreement; and

        4.2   Notwithstanding any provision to the contrary, RF shall reimburse to PFI any amounts that are required to be paid to any licensors of software, solely as a result of the Services to be rendered hereunder, and any amounts that are required to be paid to any such licensors to obtain the consent of such licensors to provide any of the Services hereunder. RF hereby indemnifies, defends and holds PFI harmless from and against (i) any damages or other losses arising out of any third party claim that PFI lacked any rights necessary to perform such Services or (ii) any loss, costs, damages or expenses, including attorneys fees, arising out of or related to PFI's obligations to indemnify Mapics, Inc. under that certain Letter Agreement between Mapics, Inc. and PFI and/or that certain Addendum to

Software License Agreement between Mapics, Inc. and RF and acknowledged by PFI, in any case, to the extent arising as a result of any actions or omissions of RF.

ARTICLE V—CERTAIN COVENANTS AND OBLIGATIONS OF PFI.

        PFI covenants and agrees with RF as follows:

        5.1   PFI shall possess and use commercially reasonable efforts to maintain at all times during the Term all permits and/or other Approvals that PFI is required to possess and maintain in order to perform its obligations under this Agreement which were obtained by PFI prior to the Effective Date. In addition, if any such Approvals are required in the future that were not obtained by PFI prior to the Effective Date, PFI and RF shall cooperate to obtain such approvals at RF's cost, or if obtaining such Approvals is not practical at a reasonable cost or would have a sustained or material adverse effect on PFI's business, then the Parties shall work together in good faith to eliminate the bases for the requirement of such Approval or else terminate all or part of the Services.

        5.2   Subject to the terms and conditions of this Agreement and in consideration of RF' payments under Article II above, PFI shall perform the Services in accordance with the terms of Section 2.12 and Attachment B. PFI shall provide all such Services throughout the Term in a timely and professional manner, consistent with past practices of the Retained Businesses.

        5.3   Except as expressly stated in this Agreement, PFI DOES NOT MAKE ANY, AND HEREBY DISCLAIMS ALL, OTHER WARRANTIES EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT.

ARTICLE VI—CERTAIN REPRESENTATIONS AND WARRANTIES OF RF AND PFDC

        Each of RF and PFDC, jointly and severally, represent and warrant to PFI as follows:

        6.1   Each of RF's and PFDC's execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action (or the equivalent) on the part of such entity. Each of RF and PFDC Holdings has duly executed and delivered this Agreement which constitutes a legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms.

        6.2   Neither RF's nor PFDC's execution and delivery of this Agreement nor the performance of their obligations hereunder will result in a violation or material breach of, or constitute a default with respect to, or accelerate the performance required under, any other agreement or obligation to which either of them are a party or to which either of them are otherwise bound, and will not constitute a violation of either of their respective certificates of incorporation or bylaws (or their equivalent) or of any Requirements of Law to which either of them is subject.

        6.3   Except for actions of PFI immediately after Closing (as defined in the Purchase Agreement), (a) the execution and delivery of this Agreement by PFI and the performance of its obligations hereunder will not result in a violation or material breach of, or constitute a default with respect to, or accelerate the performance required under, any other agreement or obligation to which PFI or any Retained Subsidiary (as defined in the Purchase Agreement) are a party or to which PFI or any Retained Subsidiary are otherwise bound and will not constitute a violation of PFI's or any Retained Subsidiary's certificate of incorporation or bylaws (or their equivalent) or of any Requirements of Law to which PFI or any Retained Subsidiary is subject and (b) PFI possesses all permits and/or other Approvals that are required to perform its obligations under this Agreement after giving effect to the consummation of the transactions consummated by the Purchase Agreement and to prevent a violation or material breach of, or constitute a default with respect to, or accelerate the performance required under, any other agreement or obligation to which PFI is a party or to which PFI is otherwise bound.

        6.4   Except as expressly stated in this Agreement, RF DOES NOT MAKE ANY, AND HEREBY DISCLAIMS ALL, OTHER WARRANTIES EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT.

ARTICLE VII—CONFIDENTIALITY

        7.1   The Parties agree to the terms of the Confidentiality Addendum, Attachment C, which is incorporated and made a part of this Agreement as though fully set forth herein.

        7.2   The expiration or termination of this Agreement shall not release either Party from its obligations under this Article VII.

ARTICLE VIII—RELATIONSHIP OF THE PARTIES

        8.1   PFI and RF are independent contractors, and neither Party shall be, nor represent itself to be, the joint venturer, franchiser, franchisee, partner, broker, employee, or servant of the other Party for any purpose. Neither Party shall be responsible for the acts or omissions of the other.

        8.2   PFI's personnel who may perform services in connection with this Agreement from time to time shall be PFI's employees or independent contractors and shall not for any purpose be considered employees or agents of either of the RF Parties. PFI assumes full responsibility for the actions of all such personnel while performing PFI's Services and obligations under this Agreement.

        8.3   The Parties agree that this Agreement is solely for the benefit of the Parties hereto, and no provision of this Agreement shall be deemed to confer upon any other person or entity any remedy, claim, liability, reimbursement, cause of action or other right whatsoever.

ARTICLE IX—FORCE MAJEURE

        9.1   The Parties will not be responsible towards each other for any delay if they cannot perform their respective contractual obligations under this Agreement due to any cause of Force Majeure i.e. any cause, unavoidable and insurmountable with commercially reasonable efforts such as but not limited to:

  •
  natural disasters such as earthquake, flood, abnormal atmospheric conditions, epidemics;

  •
  state of war, declared or not;

  •
  public disorders such as insurrections, revolts, strikes, lock-outs, and other labour disputes of any nature and public and social demonstrations, riots;

  •
  binding decisions of one Party's government or any international body such as embargo, prohibitions or limitations of any kind; or

  •
  any other event beyond one Party's reasonable control.

In such a case, the Party claiming Force Majeure will notify the other Party without undue delay of the causes of any delay and the necessary extension of performance of time-limits. The onus to establish the occurrence of a claimed Force Majeure event lies with the Party seeking to invoke this Article.

        Any delay due to a Force Majeure case will not be a sufficient reason to obtain an early termination of this Agreement in whole or in part except as provided below.

        The Party affected by the Force Majeure situation shall use its reasonable best efforts to continue performance when such situation is removed.

        Notwithstanding the foregoing, should the Force Majeure situation extend beyond a three (3) month period, either Party may immediately terminate the Agreement.

ARTICLE X—LIABILITY—INSURANCE—INDEMNITY

        10.1 Subject to Section 10.4 below, each Party shall take all necessary steps, at its own cost and on its own behalf, to properly insure, as far as reasonably possible, its entire legal liability to any third party which might be incurred as a consequence of its activity relating to this Agreement. Each Party undertakes to inform the other Party upon request therefore of the identity of its respective insurance carriers.

        10.2 Except as set forth in Section 10.5, and except for any breach of Article VII, in no event will PFI be liable under this Agreement for any damages, claims, indemnification obligation or other losses of any kind or nature under or in connection with this Agreement, whether in contract, tort, statute or otherwise, to the extent that such losses exceed in the aggregate (for all claims and occurrences) the aggregate revenues received by PFI under this Agreement.

        10.3 Subject to Section 10.4 below, during the Term, each Party hereto shall obtain, pay for, and keep in full force and effect (a) comprehensive general liability insurance with one or more reputable insurance carriers; (b) errors and omissions insurance; and (c) other insurance required by Requirements of Law in relation to the full performance of its obligations under this Agreement consistent with past practices.

        10.4 Notwithstanding the foregoing, PFI shall only be required to obtain or maintain such insurance to the extent such insurance was in full force and effect for the six-month period immediately prior to the Effective Date and shall not be required to incur any costs or other liabilities which are greater than the costs incurred by PFI in the ordinary course of business consistent with past practices of the RF Business prior to the Effective Date; provided that PFI shall cooperate with RF to obtain and maintain such insurance as may be reasonably requested by RF, including without limitation, errors and omissions insurance, if RF agrees to reimburse PFI for the cost (or additional cost) with respect to such insurance.

        10.5 Each Party shall indemnify and hold the other Party harmless from any and all liability to all third parties for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from any negligence or intentional or willful misconduct of the indemnifying Party in connection with this Agreement or any breach by the indemnifying Party of this Agreement. In addition and notwithstanding any provision to the contrary in this Agreement, RF and PFDC, jointly and severally, shall indemnify and hold PFI harmless from any and all liability, judgments, claims, causes of action, suits, proceedings, losses, damages (including, without limitation, consequential damages), demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from PFI's performance under this Agreement except to the extent arising from PFI's negligence, intentional or willful misconduct or breach of this Agreement. Notwithstanding any provision to the contrary in this Agreement, PFI shall indemnify and hold RF and PFDC harmless from any and all liability, judgments, claims, causes of action, suits, proceedings, losses, damages (including, without limitation, consequential damages), demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from PFI's negligence or intentional or willful misconduct in its performance of this Agreement or from PFI's breach of this Agreement; provided, however, that, except to the extent arising from PFI's intentional or willful misconduct, RF's and PFDC's sole and exclusive remedy under the foregoing indemnification shall be to recover any amounts payable under PFI's applicable insurance policy, if any, as additional insured parties under such policy and, for the avoidance of doubt, except to the extent arising from PFI's intentional or willful misconduct, PFI shall have no liability whatsoever for any uninsured liability, judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements).

        10.6 No Party shall be under any obligation to any other Party under or in connection with this Agreement or any material breach hereof, for any punitive, indirect, special or consequential damages of such other Party, including, but not limited to, lost business, lost profits or damage to goodwill.

ARTICLE XI—CONTROLLING LAW; RESOLUTION OF DISPUTES

        11.1 All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of New York, in the United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

        11.2 Except as specifically provided in Section 11.3 below in the case of arbitration, and solely for purposes of any action or proceeding arising out of or relating to this Agreement, each of the parties submits to the jurisdiction of the United States District Court for the Central District of California (or if not permitted, the Superior Court for the County of Los Angeles) in any action or proceeding arising out of or relating to this Agreement, including any action or proceeding to enforce any Final Determination, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other state or federal court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable. Each party appoints CT Corporation (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served at the address and in the manner provided for the giving of notices in Article XII or (ii) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Article XII; provided, however that if process is served in care of the Process Agent, the serving Party shall also provide a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Article XII. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

        11.3 Arbitration Procedure.

    11.3.1    Except as provided in Section 11.2 above with respect to equitable relief, the Parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any and all disputes, controversies or claims that arise out of or in connection with, or relate in any manner to, the rights and liabilities of the Parties hereunder or any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including this Section relating to the resolution of disputes (the "Disputes") and questions concerning arbitrability; provided that nothing in this Section shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The Parties hereby acknowledge and agree that, except as otherwise provided in this Section or in the Rules for Non-Administered Arbitration of Business Disputes (the "Rules") promulgated by the Center for Public Resources Institute for Dispute Resolutions

    (the "Institute") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. §1 et. seq.

    11.3.2    In the event that either Party asserts that there exists a Dispute, such Party shall deliver a written notice to the other Party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after the delivery of such notice, the Party delivering such notice of Dispute may thereafter commence arbitration hereunder by delivering to the other Party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein. The arbitrators shall permit and facilitate such discovery as the parties shall reasonably request and each of the Parties shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that: (i) failing such agreement within 45 days of the date on which the Notice of Arbitration is delivered, the third arbitrator shall be appointed in accordance with the Rules; (ii) if either Party fails to designate timely an arbitrator, the Institute shall appoint an arbitrator on behalf of such failing Party, and the two designated arbitrators shall jointly designate a third arbitrator. Each Party shall pay the fees and expenses of their respectively designated arbitrators (or the arbitrator designated on their behalf by the Institute) and shall bear equally the fees and expenses of the third neutral arbitrator; provided that at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at 8% per annum to the prevailing Party.

    11.3.3    The arbitration shall be conducted in the English language in Los Angeles, California under the Rules as in effect from time to time. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than ten days following completion of the arbitration. Notwithstanding any California law to the contrary, the Final Determination shall be final and binding on each Party and there shall be no appeal from or reexamination of the Final Determination, including any right of appeal to any court in any jurisdiction, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

    11.3.4    This Agreement has been negotiated and executed by the Parties hereto in English. To the extent a translation of this Agreement exists, each of the Parties hereto acknowledges that it has been prepared solely for convenience and agrees that the provisions of the English version of the Agreement prevail.

    11.3.5    Notwithstanding anything to the contrary, nothing in this Section 11.3 shall be construed to impair the right of either Party to seek injunctive or other equitable relief, including pursuant to Section 11.2 above.

ARTICLE XII NOTICES.

        All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) upon receipt of mechanical confirmation of delivery, (ii) for deliveries within the continental United States, one day following the day when deposited with a reputable and established overnight express courier (charges prepaid),

(iii) for overseas deliveries, five days following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iv) for deliveries within the continental United States, five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Parties shall be sent to the addresses indicated below:

        Notices to RF and PFDC shall be delivered to:

    Rene Furterer Inc.
    1055 West 8th Street
    Azusa, CA 91702
    Attn: President
    Telephone: (626) 334-3395
    Telecopy: (626) 812-9462

        with copies to (which shall not constitute notice to RF or PFDC):

    Pierre Fabre Dermo-Cosmetique S.A.
    Legal Department
    Les Cauquillous
    81 506 LAVAUR Cedex
    France
    Attn: Pierre-André Poirier
    General Counsel—Company Secretary
    Telephone: + 33 (5) 63 58 88 38
    Telecopy: + 33 (5) 63 58 86 68

    Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC
    333 West Wacker Drive
    Suite 2700
    Chicago, Illinois 60606
    Peter J. Barack, Esq.
    Telephone: (312) 948-3101
    Telecopy: (312) 984-3150

        Notices to PFI shall be delivered to:

    Pierre Fabre, Inc.
    1055 West 8th Street
    Azusa, CA 91702
    Attn: Chief Executive Officer
    Telephone: (626) 334-3395
    Telecopy: (626) 812-9462

        with copies to (which shall not constitute notice to PFI):

    Summit Partners, L.P.
    499 Hamilton Avenue
    Suite 200
    Palo Alto, California 94301
    Attn:  Walter G. Kortschak
               Craig D. Frances
    Telephone: (650) 321-1166
    Telecopy: (650) 321-1188

    Kirkland & Ellis LLP
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attn: Ted H. Zook, P.C.
    Telephone: (312) 861-2000
    Telecopy: (312) 861-2200

ARTICLE XIII—ASSIGNMENT

        This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by either Party without the prior written consent of the other Parties hereto and any attempt to do so will be void. Notwithstanding the foregoing, without the consent of the other Parties (a) any Party may assign any of its rights or obligations arising from this Agreement to its Affiliates provided that the assignor remains liable for all of its obligations under this Agreement and (b) PFI may assign its rights and obligations pursuant to this Agreement to any of its lenders as collateral security.

ARTICLE XIV—INTERPRETATION

        14.1 Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires.

        14.2 This Agreement, together with its Attachments hereto, constitutes the entire agreement and understanding of the Parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

        14.3 This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

        14.4 This Agreement may not be amended or modified, and no provisions hereof may be waived, other than in writing executed by each of PFI, RF and PFDC. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

        14.5 The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

        14.6 The Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

        14.7 The attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE XV—PFDC GUARANTEE

        15.1 PFDC acknowledges and agrees that it will receive substantial direct and indirect benefits from the consummation of the transactions contemplated hereby. Accordingly, PFDC hereby absolutely and unconditionally guarantees and shall be liable for the prompt payment and performance of all of the duties and obligations of RF under and pursuant to this Agreement as a primary obligor and shall be jointly and severally liable with RF for all liabilities and obligations of RF under this Agreements.

ARTICLE XVI—MISCELLANEOUS.

        Each of the Parties agrees to take such reasonable actions and execute and deliver such other documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby and thereby.

*    *    *    *    *

        IN WITNESS WHEREOF, each of the Parties has executed this Management Service Agreement as of the day and year first above written.

PIERRE FABRE DERMO-COSMETIQUE, S.A..

By:	/s/ PIERRE-ANDRE POIRIER
Name:	Pierre-Andre Poirier
Title:	Secretary

RENE FURTERER INC.

By:	/s/ ANDRE PIETERS
Name:	Andre Pieters
Title:	President

PHYSICIANS FORMULA, INC.

By:	/s/ ANDRE PIETERS
Name:	Andre Pieters
Title:	President

Attachment C

CONFIDENTIALITY ADDENDUM

        1.    Definitions.    Except as set forth below, any capitalized term in this Addendum shall have the meaning given to such term in the Agreement.

  (a)
  The term "Addendum" means this Confidentiality Addendum.

  (b)
  The term "Agreement" means the agreement entered into between the Parties to which this Addendum is attached.

  (c)
  The term "Disclosing Party" means the Party disclosing any Confidential Information to one or more Receiving Party(ies) as applicable

  (d)
  The term "Party" or "Parties" means, individually, a party, or collectively the parties, as the case may be, to the Agreement.

  (e)
  The term "PFI" means Pierre Fabre, Inc. (to be known as Physicians Formula, Inc., a New York corporation), and any of its Affiliates after the effective date of the Agreement.

  (f)
  The term "Pre-Effective Date PFDC Confidential Information" means all proprietary information, documents or trade secrets, of whatever form, solely related to the business of (i) the Excluded Subsidiaries (as defined in the Purchase Agreement), or (ii) PFDC or any of its Subsidiaries (other than the Retained Subsidiaries), that was disclosed to, or in the possession of, any other Party or any of their respective Affiliates at any time prior to the effective date of the Agreement.

  (g)
  The term "Pre-Effective Date PFI Confidential Information" means all proprietary information, documents or trade secrets, of whatever form, related to the business of PFI or any of its Retained Subsidiaries (as defined in the Purchase Agreement) at any tier, that was disclosed to, or in the possession of, any other Party or any of their respective Affiliates at any time prior to the effective date of the Agreement; excluding, however, the Pre-Effective Date PFDC Confidential Information.

  (h)
  The term "Receiving Party" means the Party receiving any Confidential Information from the Disclosing Party.

        2.     The term "Confidential Information" shall include all proprietary information, documents or trade secrets, of whatever form, disclosed by a Disclosing Party to one or more Receiving Parties, in writing or orally, for the purposes of and pursuant to the Agreement, and corresponding to the conditions of Section 3 below, and including without limitation all written or printed documents, all samples, models or, more generally, all means of disclosing Confidential Information which may be chosen by either Party during the term of the Agreement. Notwithstanding anything to the contrary, Confidential Information of PFI (as the Disclosing Party) shall include for all purposes the Pre-Effective Date PFI Confidential Information and Confidential Information of PFDC (as the Disclosing Party) shall include for all purposes the Pre-Effective Date PFDC Confidential Information.

        3.     Included within the definition of "Confidential Information" is information or documents, of whatever form, (i) transmitted by the Disclosing Party and designated Confidential Information by the Disclosing Party through the affixing or addition to them of a stamp or a formula or through the drawing up and transmission or sending of written notification to this effect, or when they are disclosed orally, where the confidential nature of the information has been brought to the attention of the Receiving Party, at the time of its disclosure and confirmed in writing as soon as possible (but, in no event later than thirty (30) days after the disclosure), or (ii) that a reasonable person would consider and treat as confidential or proprietary in nature. Notwithstanding anything in this Addendum or the

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Agreement to the contrary, the designation or marking of any Pre-Effective Date PFI Confidential Information or Pre-Effective Date PFDC Confidential Information as Confidential Information shall not be required for protection or applicability of such Pre-Effective Date PFI Confidential Information or Pre-Effective Date PFDC Confidential Information, as applicable, under this Addendum.

        4.     Each Receiving Party undertakes that all Confidential Information issuing from the Disclosing Party:

  (a)
  shall be protected and kept strictly confidential and be treated with the same degree of care and protection as would be given to its own Confidential Information of the same significance;

  (b)
  shall be used solely for the purposes of carrying out the Receiving Party's obligations under the Agreement, or as otherwise permitted by the Agreement;

  (c)
  shall be disclosed solely to its own employees and contractors who need to know such information to carry out their duties as required or contemplated by the Agreement, in each case under a written agreement with the Receiving Party pursuant to which the recipient agrees to maintain the confidentiality of such information in accordance with the terms of this Addendum and for use solely as contemplated or permitted under the Agreement; and

  (d)
  shall not be disclosed, either directly or indirectly to any third party except as permitted above in Section 4(c) or to the limited extent required under Section 5(f) below.

        5.     Except as provided above, a Receiving Party shall be under no obligation and subject to no restriction with regard to a particular item of Confidential Information to the extent it can show proof that:

  (a)
  such information was in the public domain prior to its disclosure or afterwards, but that in the latter case not as a result of any disclosure by such Receiving Party or any of its Affiliates;

  (b)
  other than with respect to the Pre-Effective Date PF Confidential Information or Pre-Effective Date PFDC Confidential Information, as applicable, that such information was known to the Receiving Party prior to disclosure hereunder;

  (c)
  that such information was received legitimately from an unaffiliated third party, without constraint or breach of this Addendum, the Agreement or any other agreement to which the Receiving Party is bound;

  (d)
  that such information was published by a third party without contravening the terms of this Addendum, the Agreement or any other agreement to which the Receiving Party is bound;

  (e)
  that such information was the result of internal, independent research and development undertaken in good faith by the Receiving Party's employees without access to any Confidential Information;

  (f)
  that such information is compelled to be disclosed by judicial or administrative process or, based on the advice of other legal counsel, by other requirements of law and then still subject to the provisions of this Addendum to the extent permitted by law; provided that the disclosing Party shall, to the extent practicable, provide prior notice of such disclosure to the other Party; or

  (g)
  that the use or disclosure was authorized in writing by the Disclosing Party.

        6.     It is expressly agreed between the Parties that disclosure of Confidential Information under the terms of this Addendum may in no way be interpreted as conferring on the other Party either explicitly or implicitly any right whatsoever (in terms of a licence or by any other means) over the materials, inventions or discoveries to which the Confidential Information relates. The same applies to royalties or other rights attached to literary and artistic copyright, trademarks or professional secrecy.

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Property rights over Confidential Information disclosed under the terms of this document belong in any event, subject to rights of third parties, to the Party from whom they originate.

        7.     Within fifteen (15) days after termination or expiration of the Agreement for any reason, the Receiving Party shall (i) cease using the Disclosing Party's Confidential Information, and (ii) at the option of the Disclosing Party, either return or destroy all materials and documentation in any medium that constitute, contain, refer or relate to, whether in written or electronic format, the Disclosing Party's Confidential Information then in the possession, custody or control of Receiving Party or its Affiliates, and provide to the Disclosing Party, within ten (10) business days thereafter a written certification, signed by a director of the Receiving Party, that all such materials have been either returned or destroyed as applicable.

        8.     The confidentiality obligations of each Receiving Party shall continue hereunder indefinitely as to all trade secrets of the Disclosing Party (determined in accordance with New York law), and for ten (10) years for all other Confidential Information, or in any case for the longest period of time permitted under applicable law, and shall survive expiration or termination of the Agreement for any reason. For the sake of clarity, no license or other permission under any patent or copyright is express or implied hereunder.

        9.     The foregoing provisions of this Addendum shall apply only to Confidential Information exchanged under the Agreement (including any Pre-Effective Date PFI Confidential Information and any Pre-Effective Date PFDC Confidential Information), and for the purposes of each Party's respective performance under the Agreement, and shall not apply to, modify or supercede any other agreements or arrangements governing such information.

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